CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 26, 2010 relating to AllianceBernstein Core Opportunities Fund, Inc. (formerly known as AllianceBernstein Focused Growth and Income Fund, Inc.) (the "Fund") for the fiscal year ended November 30, 2009 which is incorporated by reference in this Post Effective Amendment No. 17 Registration Statement (Form N-1A Nos. 333-090261 and 811-09687) of the Fund.

                                                               ERNST & YOUNG LLP




New York, New York
February 26, 2010